As filed with the Securities and Exchange Commission on May 23, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Martek Biosciences Corporation

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

52-1399362

(I.R.S. employer identification no.)

6480 Dobbin Road, Columbia, Maryland 21045

(Address of principal executive offices) (Zip code)

Martek Biosciences Corporation 2002 Stock Incentive Plan

Henry Linsert, Jr.
Chief Executive Officer
Martek Biosciences Corporation
6480 Dobbin Road
Columbia, Maryland 21045

(Name and address of agent for service)

(410) 740-0081

(Telephone number, including area code, of agent for service)

Copy to:
Michael J. Silver
Hogan & Hartson L.L.P.
111 South Calvert Street
Baltimore, Maryland 21202
(410) 659-2741

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed maximum
Title of securities	Amount to be	maximum offering	aggregate offering	Amount of
to be registered	registered(1)	price per share(1)	price(1)	registration fee(1)

Common Stock, par value $.10 per share (2)	300,000	$34.35	$10,305,000	$833.67

(1)	Pursuant to Rules 457(c) and 457(h)(1), the proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based on the average of the high and low price of $34.35 per share of Martek Biosciences Corporation common stock on May 20, 2003 as reported on the Nasdaq National Market.

(2)	Includes Series A Preferred Share Purchase Rights attached thereto, for which no separate fee is payable pursuant to Rule 457(i).

Explanatory Note

     This Registration Statement on Form S-8 of Martek Biosciences Corporation (“Martek”) is being filed to register 300,000 additional shares of common stock authorized for issuance under Martek’s 2002 Stock Incentive Plan, as amended (the “2002 Plan”). Martek previously registered 1,682,000 shares of common stock previously authorized for issuance under the 2002 Plan. The total number of shares currently authorized for issuance under the 2002 Plan is 1,982,000. See Registration Statement on Form S-8 (Registration No. 333-85856) which was filed with the SEC on April 8, 2002. In accordance with Section E of the General Instructions to Form S-8, the contents of Form S-8, Registration No. 333-85856, filed by Martek Biosciences Corporation with the SEC on April 8, 2002, are incorporated herein by reference.

EXHIBIT INDEX

Exhibit
Number	Description

5.01	Opinion of Hogan & Hartson L.L.P. regarding the legality of the shares of Common Stock being registered.*

10.01	Amendment to the 2002 Stock Incentive Plan.*

23.01	Consent of Ernst & Young LLP.*

23.02	Consent of Hogan & Hartson L.L.P. (contained in Exhibit 5.01).*

24	Power of Attorney (contained on signature page).*

*     Filed herewith

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Howard, Maryland, on May 23, 2003.

Martek Biosciences Corporation

By:	/s/ Henry Linsert, Jr. Henry Linsert, Jr. Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

We, the undersigned officers and directors of Martek Biosciences Corporation, hereby severally and individually constitute and appoint Henry Linsert, Jr., Peter L. Buzy and George P. Barker, and each of them, the true and lawful attorneys and agents of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments to this Registration Statement on Form S-8, and all instruments necessary or advisable in connection therewith and to file the same with the Securities and Exchange Commission, each of said attorneys and agents to have power to act with or without the other and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys and agents and each of them to any and all such amendment and amendments.

Date: May 23, 2003	/s/ Henry Linsert, Jr. Henry Linsert, Jr. Chief Executive Officer and Director (Principal Executive Officer)

Date: May 23, 2003	/s/ Peter L. Buzy Peter L. Buzy (Chief Financial and Accounting Officer)

Date: May 23, 2003	/s/ Jules Blake Jules Blake Director

Date: May 23, 2003	/s/ Gordon S. Macklin Gordon S. Macklin

Date: May 23, 2003	/s/ Robert J. Flanagan Robert J. Flanagan Director

Date: May 23, 2003	/s/ Douglas J. MacMaster, Jr. Douglas J. MacMaster, Jr. Director

Date: May 23, 2003	/s/ John H. Mahar John H. Mahar Director

Date: May 23, 2003	/s/ Sandra Panem Sandra Panem Director

Date: May 23, 2003	/s/ Richard J. Radmer Richard J. Radmer Director

Date: May 23, 2003	/s/ Eugene H. Rotberg Eugene H. Rotberg Director